SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------

                                   FORM 8-A/A

                      AMENDMENT TO A REGISTRATION STATEMENT
                                   ON FORM 8-A

                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934


                                MAGNA GROUP, INC.
                            -------------------------
              (Exact Name of Registrant as Specified in Charter)



         Delaware                    1-12405                    37-0996453
     (State or Other              (Commission                 (IRS Employer
       Jurisdiction               File Number)                Identification
    of Incorporation)                                              No.)




One Magna Place, 1401 South Brentwood Boulevard, St. Louis,        63144-1401
Missouri
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(Address of Principal Executive Offices)                           (Zip Code)




                                (314) 963-2500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Amendment to Description of Registrant's Securities to be Registered:

        On November 11, 1988, the board of directors of Magna Group, Inc. ("Magna") approved the Rights Agreement, dated as of November 11, 1988 (the "Rights Agreement"), between Magna and Magna Trust Company, as Rights Agent (the "Rights Agent"). On February 22, 1998, Magna and Magna Bank, N.A., as successor Rights Agent, entered into the first amendment to the Rights Agreement (the "Amendment"). The Amendment provides that the execution and delivery by Magna and Union Planters Corporation of the Agreement and Plan of Reorganization dated February 22, 1998 (the "Merger Agreement") and the Stock Option Agreement dated February 22, 1998 (the "Option Agreement"), and the consummation of the transactions contemplated by such agreements, will not cause either (i) Union Planters Corporation to be deemed an Acquiring Person, or (ii) a Distribution Date to occur pursuant to the Rights Agreement. The Amendment also provides that the amended Rights Agreement will expire immediately prior to the effective time of the merger of Magna into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters Corporation.

        On November 14, 1988, Magna filed a copy of the Rights Agreement with the Securities and Exchange Commission registering the preferred stock purchase rights issued pursuant to the Rights Agreement (the "Rights") under Section 12(g) of the Act. On November 4, 1996 Magna filed a Form 8-A registering the Rights under Section 12(b) of the Act. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

        2.1.Amendment, dated as of February 22, 1998, to Rights Agreement between Magna and Magna Bank, N.A., as successor Rights Agent, dated as of November 11, 1988.

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            MAGNA GROUP, INC.


Dated March 5, 1998                         By: /s/ Robert S. Kahler
                                            Name:  Robert S. Kahler
                                            Title: Executive Vice President
                                                   and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit     Description

2.1 Amendment, dated as of February 22, 1998, to Rights Agreement between Magna and Magna Bank, N.A., as successor Rights Agent, dated as of November 11, 1988.